Exhibit 99

Media	Investors
Mary Eshet	Jim Rowe
704-383-7777	415-396-8216

Wachovia Bank, N.A. Settles Previously Disclosed Compliance Matters

Charlotte, NC, March 17, 2010 – Wachovia Bank, N.A., said today that it has entered into agreements with the U.S. Department of Justice and banking regulators concerning previously disclosed compliance matters that occurred prior to its acquisition by Wells Fargo & Company. The agreements address Wachovia’s Bank Secrecy Act (BSA) and Anti-Money Laundering (AML) compliance program and primarily relate to customer accounts held by Mexican money exchange houses in Wachovia’s Global Financial Institutions and Trade Services (GFITS) division between 2004 and 2007.

As part of the agreements, Wachovia will pay a total of $160 million. Wells Fargo learned about these matters before acquiring Wachovia and established reserves in prior periods that will fully cover the settlement amounts.

The agreements consist of the following:

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Wachovia Bank, N.A. has entered into a deferred prosecution agreement with the U.S. Attorney’s Office for the Southern District of Florida and the U.S. Department of Justice. Under the agreement, the bank acknowledges that its AML compliance programs were inadequate and agrees to forfeit $110 million and implement certain remedial measures. In one year, if Wachovia has complied with the terms of the agreement, the Department of Justice will ask a U.S. court to dismiss all charges against the bank. The agreement states that there is no evidence or allegation that Wells Fargo’s AML program is deficient.

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Wachovia Bank, N.A. has entered into a Consent Order with the Office of the Comptroller of the Currency (OCC), in which it has committed to take the necessary steps to address deficiencies and enhance its BSA and AML policies and procedures related to foreign correspondent banking activities. Wachovia has also agreed to pay the OCC a civil money penalty of $50 million.

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Wachovia Bank, N.A. has also agreed to a Consent to the Assessment of Civil Money Penalty with the Financial Crimes Enforcement Network of the United States Department of Treasury (FinCEN). The $110 million penalty imposed by FinCEN will be satisfied by the $110 million forfeiture made to the Department of Justice.

The focus of these investigations was primarily in the GFITS division of Wachovia Bank from 2004 to 2007, well before Wells Fargo acquired Wachovia at the end of 2008. By early 2008, Wachovia Bank had exited all relationships with foreign money exchange houses. Wachovia Bank has fully cooperated with the Federal Government throughout the course of its investigation. That cooperation has continued since the merger of Wachovia and Wells Fargo.

Wachovia has made significant enhancements to its AML and BSA compliance program that have strengthened its ability to guard against unlawful use of its system by wrongdoers. Over the past three years, Wachovia, and since January 2009, Wachovia as part of Wells Fargo, has invested $42 million evaluating and improving the BSA/AML compliance program. Since its acquisition by Wells Fargo, Wachovia has also been subject to Wells Fargo’s BSA/AML compliance program and compliance and operational risk management, oversight and independent testing. The company continues to dedicate significant resources to this area, and is committed to maintaining compliant and effective BSA/AML practices and policies and a strong compliance culture across the integrated organization.

In addition to this matter, Wachovia Bank, N.A. and the Department of Justice have resolved the remaining outstanding issues related to relationships Wachovia had from 2003 to 2008 with payment processors for telemarketing companies, including Payment Processing Center, LLC. Wachovia reached a settlement with the OCC on this issue in

2008 and has paid restitution to consumers who may have been subject to fraud by the telemarketers.

These settlements complete all pending bank-specific investigations of Wachovia’s correspondent banking business.

Wachovia Bank, N.A., is a subsidiary of Wells Fargo & Company.

Wells Fargo & Company is a diversified financial services company with $1.2 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,000 stores and 12,000 ATMs and the internet (wellsfargo.com) across North America and internationally.